Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-121325, 333-115970, 333-115972, 333-113322, 333-106365, 333-110672, 333-81670, 333-73764, 333-65520, 333-53142, 333-42680, 333-78239, 333-74781, 333-55761 on Form S-8, Registration Statement No. 333-91381 on Form S-3, and Registration Statement No. 333-75069 on Form S-1 of The ServiceMaster Company and subsidiaries of our reports dated February 26, 2007, relating to the financial statements and financial statement schedule of The ServiceMaster Company and subsidiaries, and management’s report on the effectiveness of the internal control over financial reporting, appearing in this Annual Report on Form 10-K of The ServiceMaster Company and subsidiaries for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Chicago, Illinois

February 26, 2007